UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2009

Acacia Automotive, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas	1-14088	75-2095676
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3512 E. Silver Springs Blvd. - #243  Ocala, FL  34470
(Address of Principal Executive Offices)

(352) 502-4333
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On August 31, 2009, Acacia Automotive, Inc. (the “Company” or “Acacia”) entered into a definitive agreement to acquire the certain assets (the “Assets”) of Chattanooga Auto Auction Limited Liability Company (the “Auction” or the “Seller”).

The Assets include the Seller’s interest in the trade marks and trade name Chattanooga Auto Auction, the Seller’s interest in all data and operating history of the Chattanooga Auction. The Company also agreed to enter into a lease of the premises on which the Auction currently operates, and the Seller’s parent agreed to provide a revolving line of credit to the Company’s new auction unit.

The acquisition will close on December 26, 2009, the end of the Seller’s fiscal year. When the Company executed the acquisition documents, the Company also entered into a Management Agreement allowing for an orderly conclusion of Seller’s operations and affairs simultaneous with implementation of the Company’s new management and control, whereby the Company would manage the Auction until the acquisition is closed.

In general, the Management Agreement appoints the Company as the manager of the Auction and requires the Company to operate the business in the ordinary course consistent with past custom and practice while allowing the Company’s management certain lattitudes. The Company will be entitled to receive a fee equal to 50% of the Net Profit, as defined, of the Auction during the term of the Management Agreement.

The Company formed Acacia Chattanooga Vehicle Auction, Inc., a wholly owned subsidiary corporation in Tennessee, for the purpose of acquiring those certain Assets and the business, and will operate under that name as well as the trade name Chattanooga Auto Auction, Inc.

As consideration, the Company will pay to the Seller:

•
Lease payments. The lease of the premises runs for a term of ten years with initial base installments of $252,000 per year through the end of 2010, thereafter increasing $48,000 per year above the base for the next two years and $60,000 per year above the base every two years thereafter beginning January 1, 2013, to a maximum of $540,000 per year. The Company has an option to acquire the property and improvements for the greater of the property’s fair market value or $5,000,000. The Company is obligated to pay maintenance, insurance, and taxes on the property, and the lease does not have a renewal provision beyond the initial 10-year term.

•
Interest payments on Line of Credit. The Seller agreed to establish a revolving loan agreement that provides the Company with a $1,500,000 credit line commencing on December 26, 2009, and maturing on December 28, 2012. Interest on borrowings under the agreement is at a rate the greater of which is Libor plus 500 basis points or 6% per annum. The line of credit may be used only to provide liquidity for operating the Auction and maintain daily compensating balances during the settlement (collection and payment) of vehicles sold at auction. Borrowings under the line of credit are secured by the Company’s assets, including the stock of the Company’s Tennessee subsidiary corporation, and are guaranteed by the Company.

•
Payment for certain assets.  The Company paid the Seller Five Thousand Dollars ($5,000.00) in cash for certain assets of the Seller’s personal property and for certain rights to trade marks and trade names, operating data, and related.

The Auction, located in Chattanooga, Tennessee, opened a new facility in 1996 on 56 acres, most of which are paved asphalt and concrete. The Auction includes an eight-lane auction arena, complete full-service reconditioning center, mechanical repair center, security building, check-in building, restaurant and test-driving track, and is protected by active perimeter security fencing. The site has approximately 13,000 square feet of administrative and restaurant space with an additional 10,000 square feet available for expansion in the upper level, and a 21,000 square foot auction arena.  There is an on-site reconditioning center with nearly 20,000 square feet as well as a full-service mechanical repair facility, check-in building, and security building.  The auction has many dealer, commercial, and fleet-lease clients, including the General Services Administration (GSA) and other governmental units, and currently employs 19 full-time and 35 part-time people.

The Company also owns and operates Acacia Augusta Vehicle Auction, Inc., in North Augusta, South Carolina, and does business there as Augusta Auto Auction, Inc.  The Company’s business plan anticipates continued growth through acquisition of a number of additional auto auctions in the future.

The foregoing summaries and descriptions do not purport to be complete and are qualified in their entirety by reference to the Exhibits, which are filed with this Form 8-K.

 Item 9.01       Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
10.01	Management Agreement
10.02	Asset Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2009

Acacia Automotive, Inc.

/s/ Steven L. Sample
Steven L. Sample, Chief Executive Officer